PROMISSORY NOTE

$688,034.70	Rochester, New York
August 30, 2011

FOR VALUE RECEIVED, the undersigned, PREMIER PACKAGING CORPORATION, a New York corporation having an office at 6 Framark Drive, Victor, New York 14564 (“Maker”), hereby promises to pay to the order of  RBS CITIZENS, N. A., a national banking association (“Payee”), at its principal office at 833 Broadway, Albany, New York  12207 or at such other place as the holder hereof may from time to time designate in writing, the principal sum of SIX HUNDRED EIGHTY-EIGHT THOUSAND THIRTY-FOUR AND 70/100 DOLLARS U.S. ($688,034.70), or so much thereof as may be advanced from time to time, together with interest on the unpaid principal balance thereon from time to time outstanding, at the LIBOR Rate (as herein defined) or the Default Rate (as herein defined), as applicable,  and at the times hereinafter provided.

Interest Rate.

Certain Definitions

“Adjusted LIBOR Rate” means, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any LIBOR Interest Period, a rate per annum determined by dividing (x) the LIBOR Rate for such LIBOR Interest Period by (y) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage.

 “Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Rochester, New York.

“Hedging Contracts” means, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrower and the Bank and designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

“Hedging Obligations” means, with respect to the Borrower, all liabilities of the Borrower to the Bank under Hedging Contracts.

“Interest Payment Date” means initially, September 30, 2011, and thereafter the last Business Day of each LIBOR Interest Period.

“LIBOR Interest Period” means, relative to any LIBOR Rate Loan:

(i)           initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made and ending on (but excluding) the day which numerically corresponds to such date one month thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month); and

(ii)           thereafter, each period commencing on the last day of the next preceding LIBOR Interest Period applicable to such LIBOR Rate Loan and ending one month thereafter;

provided, however, that

(a)
LIBOR Interest Periods for LIBOR Rate Loans in connection with which the Borrower has or may incur Hedging Obligations with the Bank shall be of the same duration as the relevant periods set under the applicable Hedging Contracts;

(b)
if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and

no LIBOR Interest Period may end later than the termination of this Note.

“LIBOR Rate” means, relative to any LIBOR Interest Period, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated LIBOR Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such LIBOR Interest Period.  If such day is not a London Banking Day, the LIBOR Rate shall be determined on the next preceding day which is a London Banking Day.  If for any reason the Bank cannot determine such offered rate by the British Bankers’ Association, the Bank may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.

“LIBOR Rate Margin” means 3.15% per annum.

“LIBOR Rate Loan” means any loan or advance the rate of interest applicable to which is based upon the LIBOR Rate.

“LIBOR Reserve Percentage” means, relative to any day of any LIBOR Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such LIBOR Interest Period.

“London Banking Day” means any day on which dealings in US dollar deposits are transacted in the London interbank market.

 “Maturity Date” means ten (10) years from the date hereof, unless accelerated sooner pursuant to the terms hereof.

Interest Provisions.  Interest on the outstanding principal amount of each LIBOR Rate Loan, shall accrue during each LIBOR Interest Period at a rate per annum equal to the sum of the Adjusted LIBOR Rate for such LIBOR Interest Period plus the LIBOR Rate Margin, and be due and payable on each Interest Payment Date and on the Maturity Date.   Interest shall be calculated on the actual number of days elapsed on the basis of 360-day year, including the first date of the applicable period, to but not including, the date of repayment.

Repayment.  Monthly payments of principal shall be due and payable on each Interest Payment Date and paid in the amounts set forth on Schedule I hereto.  If not sooner paid, all unpaid principal, all accrued and unpaid interest, and all other sums due and payable under this Note or any of the other Loan Documents (as hereinafter defined) shall be due and payable in full on the Maturity Date.

Voluntary Prepayment of LIBOR Rate Loans.  LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein.  For LIBOR Rate Loans in connection with which the Borrower has or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts.   The Borrower shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid.  Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of $10,000.00 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans (including the LIBOR Breakage Fee) and of all accrued interest on the principal repaid to the date of payment.

LIBOR Breakage Fee.  Upon: (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Rate Loan following Borrower’s delivery of a borrowing request or conversion notice hereunder or (ii) any prepayment of a LIBOR Rate Loan on any day that is not the last day of the relevant LIBOR Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Borrower shall pay an amount (“LIBOR Breakage Fee”), as calculated by the Bank, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that Bank may sustain as a result of such default or payment.  The Borrower understands, agrees and acknowledges that: (i) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by the Bank.  Borrower further agrees to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

LIBOR Rate Lending Unlawful.  If the Bank shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Rate Loan as, or to convert any loan into, a LIBOR Rate Loan of a certain duration, the obligations of the Bank to make, continue, maintain or convert into any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current LIBOR Interest Periods with respect thereto or sooner, if required by such law or assertion.

Increased Costs.  If, on or after the date hereof, the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (a) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans; or (b) shall impose on the Bank any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this Note with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

Increased Capital Costs.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Bank, or person controlling the Bank, and the Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the loans made by the Bank is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Bank to the Borrower, the Borrower shall immediately pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return.  A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.  In determining such amount, the Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

Taxes.  All payments by the Borrower of principal of, and interest on, LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts (such non-excluded items being called “Taxes”).  In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

(a)	pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)	promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

(c)
pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

Loan Documents.       The Maker is executing simultaneously or has executed (a) a Mortgage and Security Agreement (the “Mortgage”) in favor of Payee, (b) an Assignment of Leases and Rents in favor of Payee, (c) an Indemnity Agreement in favor of Payee, (d) all Uniform Commercial Code Financing Statements of Maker, as debtor, in favor of Payee, as secured party, (e) a Guaranty in favor of Payee, (f) an Amended and Restated Acquisition Term Note from Maker to Payee, (g) an Amended and Restated Revolving Line Note from Maker to Payee, (h) an Amended and Restated Standby Term Note from Maker to Payee, (i) an Amended and Restated Credit Agreement between Maker and Payee, (j) an Amended and Restated Guaranty and Indemnity Agreement in favor of Payee, (k) the Amended and Restated Security Agreement, dated as of August 30, 2011 in favor of Payee, (l) each Hedging Contract and (m) any and all other documents and instruments executed and/or delivered by Maker or any guarantor in connection with the loan evidenced by this Note, and all amendments, supplements and replacements thereof (collectively, the “Loan Documents”).  The indebtedness evidenced by this Note is secured by certain of the Loan Documents and all of the covenants, conditions and agreements contained in all of the Loan Documents are hereby made a part of and incorporated into this Note by this reference.  Reference is hereby made to the Loan Documents for a description of the security and description of the collateral (the “Property”) covered thereby, and the rights of Payee and the obligations of Maker in respect thereto, but neither this reference to the Loan Documents nor any provisions thereof shall affect or impair the obligation of Maker to pay the principal and interest of this Note and all other sums or charges hereunder when due and payable in accordance with the terms and conditions hereof.

Cross-Default. A default under this Note shall, at the option of Payee, also constitute a default under any or all of the other Loan Documents.  In addition to, and not in limitation of, the foregoing, a default under any or all of the other Loan Documents shall, at the option of Payee, constitute a default under this Note.

Waiver of Marshalling of Assets.       Maker hereby waives for itself and, to the fullest extent not prohibited by applicable law, for any subsequent lienor, any right Maker may now or hereafter have under the doctrine of marshalling of assets or otherwise which would require Payee to proceed against certain property covered by any of the Loan Documents before proceeding against any other property covered by any of the Loan Documents.  Payee shall have the right to proceed, in its sole discretion, against the property secured by any of the Loan Documents in such order and in such portions as Payee may determine, without regard to the adequacy of value or other liens on any such property, and any such action shall not in any way be considered as a waiver of any of the rights, benefits, liens or security interests created by any of the Loan Documents.

Default Interest.       Maker hereby agrees that in the event any payment due hereunder is not paid when due or the entire indebtedness evidenced by this Note is not paid when due, then the rate of interest on this Note, at the election of Payee, without notice or demand, which is hereby expressly waived, shall be increased, as determined in Payee’s sole discretion, by a rate of up to four (4) percentage points plus the interest rate otherwise applicable on the Loan or the highest rate for which the parties may agree under applicable law, whichever is less (the “Default Rate”).  Maker shall be obligated thereafter to pay interest on the then unpaid principal balance of this Note at the Default Rate, to be computed from the due date through and including the date of actual receipt of the overdue payment, whether a monthly payment or the entire indebtedness.  Nothing herein shall be construed as an agreement or privilege to accelerate or extend the date of the payment of any installment of, or the entire indebtedness, nor as a waiver of any other right or remedy accruing to Payee by reason of any such default.

Late Charge.       In the event that any regularly scheduled monthly payment of interest or principal and interest, as the case may be, as herein provided, shall not be received by Payee within ten (10) days after the date such payment is due as herein provided, Payee shall have the right, at its sole option and without notice to Maker, such notice being expressly waived hereby, to assess Maker a late payment charge equal to the greater of $35.00 or  in the amount of Five Cents U.S. ($.05) for each dollar ($1.00) of such overdue monthly installment, which shall become immediately due to Payee as agreed compensation to Payee for the additional costs and expenses reasonably expected to be incurred by Payee by reason of such nonpayment, such as in contacting Maker and arranging for and processing remedial payment.  Maker acknowledges that the exact amount of such costs and expenses may be difficult, if not impossible, to determine with certainty, and further acknowledges and confesses the amount of such charge to be a consciously considered, good faith estimate of the actual damage to Payee by reason of such default.  The payment of such late charge shall be secured by the Loan Documents, shall be payable on demand, but in any event not later than the due date of the next regularly scheduled monthly payment hereunder, and shall apply only to monthly installments due and payable hereunder prior to any acceleration by Payee of the indebtedness evidenced hereby.  Whether or not expressed, this election shall not impair the Payee’s further right to interest on the unpaid amount at the Default Rate from the date such payment was due through the date of actual payment.

Default.       Upon any of the following events, at the election of Payee, the entire unpaid principal balance of the indebtedness evidenced hereby, together with all accrued but unpaid interest thereon at the Default Rate and all other sums or charges due hereunder or secured by or required to be paid by Maker under any of the Loan Documents, shall become immediately due and payable:

(a)  If Maker fails to pay any sum required to be paid by Maker on or before the date such payment is due as herein provided;

(b)  If Maker or any guarantor breaches any covenant or agreement herein or in any of the other Loan Documents, and such failure remains uncorrected at the expiration of any applicable grace period provided for in the Loan Documents;

(c)  If in any creditor’s proceeding Maker shall consent to the appointment of a receiver or trustee for the property encumbered by any of the Loan Documents;

(d)  If any order, judgment or decree shall be entered, without the consent of the Maker, upon an application of a creditor approving the appointment of a receiver or trustee for the property encumbered by any of the Loan Documents, and any such order, judgment, decree, or appointment shall not be dismissed or stayed with appropriate appeal bond within sixty (60) days following the entry or rendition thereof;

(e)  If the Maker or any guarantor (i) makes a general assignment for the benefit of creditors, (ii) fails to pay its debts generally as such debts become due, (iii) is found to be insolvent by a court of competent jurisdiction, (iv) voluntarily files a petition in voluntary bankruptcy or a petition or answer seeking a readjustment of debts under any federal bankruptcy law, or (v) has any such petition filed against the Maker or such guarantor which is not vacated or dismissed within sixty (60) days after the filing thereof;

(f)  If Maker or any guarantor, shall for any reason cease to exist, die, participate or agree to participate in any merger, consolidation or other absorption, assign or otherwise transfer or disposes of all or substantially all of his, her or its assets, make or permit what might be a fraudulent transfer or fraudulent conveyance of any of his, her or its assets, make any bulk sale, send any notice of any intended bulk sale.

(g)  If Maker shall default in the performance of any other mortgage, note, debt, security interest or encumbrance given by Maker in favor of Payee or Maker defaults in the performance of any other mortgage, note, debt, security interest or encumbrance in favor of a third party that results in the acceleration of any such mortgage, note or debt.

Notice of such election by Payee is hereby expressly waived as part of the consideration for this loan. Nothing contained herein shall be construed to restrict the exercise of any other rights or remedies granted to Payee hereunder or under any of the other Loan Documents upon the failure of Maker to perform any provision hereof or of any of the other Loan Documents.  No failure by Payee to exercise any right hereunder or under any of the other Loan Documents shall be construed as a waiver of the right to exercise the same or any other right at any time or from time to time thereafter.

Payee’s Costs.  If this Note is not paid when due, whether at maturity or by acceleration, Maker promises to pay all costs of collection incurred by Payee, including without limitation, reasonable attorneys’ fees to the fullest extent not prohibited by applicable law, and all expenses incurred in connection with the protection or realization of any collateral, whether or not suit is filed hereon or on any instrument granting a security interest.

Waiver.       Maker hereby waives demand, presentment for payment, protest, notice of protest, notice of nonpayment and any and all lack of diligence or delays in collection or enforcement of this Note or the other Loan Documents, and expressly consents to any extension of time of payment hereof, release of any party primarily or secondarily liable hereunder or of any of the security for this Note, acceptance of other parties to be liable for any of the indebtedness evidenced hereby or under the other Loan Documents or of other security therefor, or any other indulgence or forbearance which may be made, without notice to any party and without in any way affecting the liability of any party.  The Maker hereby waives, in favor of the holder hereof, any and all rights of contribution, subrogation, exoneration and any similar rights and interest so long as any amount evidenced by this Note, together with any additional amount secured by any of the Loan Documents, remains unpaid.

Defined Terms.  The term “Maker” as used herein shall include the undersigned, its successors (including successors in interest to the Property) and assigns; the term “Payee” as used herein shall include RBS Citizens, N.A., its successors and assigns, and each subsequent holder of this Note from time to time, the term “Deposit Accounts” shall mean Account No. 4009651074 and the term “Closing” shall mean that day on which this Note is executed.

Forfeiture.       Maker hereby further expressly represents and warrants to Payee that it has not committed any act or omission affording the federal government or any state or local government the right and/or remedy of forfeiture as against any of the property described in any of the Loan Documents, or any part thereof, or any monies paid in performance of its obligations under this Note or under any of the other Loan Documents.  Maker hereby covenants and agrees not to commit, permit, or suffer to exist any act or omission affording such right and/or remedy of forfeiture.  In furtherance thereof, the Maker hereby indemnifies Payee and agrees to defend and hold Payee harmless from and against any loss, damage or other injury, including, without limitation, attorneys’ fees and expenses to the fullest extent not prohibited by applicable law, and all other costs and expenses incurred by Payee in preserving its liens, security interests and other rights and interests in any of the property encumbered by any of the Loan Documents in any proceeding or other governmental action asserting forfeiture thereof, by reason of, or in any manner resulting from, the breach of the covenants and agreements or the warranties and representations set forth in the preceding sentence.  Without limiting the generality of the foregoing, the filing of formal charges or the commencement of proceedings against the Maker, Payee, any guarantor, any property or collateral encumbered by any of the Loan Documents under any federal or state law in respect of which forfeiture of such property or any part thereof or of any monies paid in performance of the Maker’s obligations under the Loan Documents is a potential result, shall, at the election of the Payee in its absolute discretion, constitute a default hereunder without notice or opportunity to cure.

Governing Law.  This Note shall be construed and enforced according to, and governed by, the laws of the State of New York.

WAIVER OF JURY TRIAL.  MAKER HEREBY, AND PAYEE BY ITS ACCEPTANCE HEREOF, EACH WAIVE THE RIGHT OF A JURY TRIAL IN EACH AND EVERY ACTION ON THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, IT BEING ACKNOWLEDGED AND AGREED THAT ANY ISSUES OF FACT IN ANY SUCH ACTION ARE MORE APPROPRIATELY DETERMINED BY THE COURTS; FURTHER, MAKER HEREBY CONSENTS AND SUBJECTS ITSELF TO THE JURISDICTION OF COURTS OF THE STATE OF NEW YORK AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, TO THE VENUE OF SUCH COURTS IN THE COUNTY IN WHICH THE PROPERTY IS LOCATED.

Notices.       Except for any notice required under applicable law to be given in another manner, any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered or if sent by telecopy, effective upon receipt, or (b) if delivered by overnight courier service, effective on the day following delivery to such courier service, or (c) if mailed by United States registered or certified mail, postage prepaid, return receipt requested, effective two (2) days after deposit in the United States mails; addressed in each case as follows:

If to Maker:          Premier Packaging Corporation
6 Framark Drive
Victor, New York 14564

           If to Payee:              RBS Citizens, N.A.
833 Broadway
Albany, NY  12207
Attn:  Jeffrey Morse

or at such other address or to such other addressee as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

Cumulative Rights.  No delay on the part of the holder of this Note in the exercise of any power or right under this Note or any of the other Loan Documents or under any other instrument executed pursuant hereto, shall operate as a waiver thereof, nor shall a single or partial exercise of any other power or right.  Enforcement by the holder of this Note or any security for the payment thereof shall not constitute any election by it of remedies so as to preclude the exercise of any other remedy available to it.

Liability; Binding Effect.  If the Maker consists of more than one person or party the obligations and liabilities of each such person or party hereunder shall be joint and several.  This Note shall be the obligation of the Maker, and shall be binding upon its personal representatives, successors and permitted assigns, whether expressed or not.

Covenants.

The following covenants shall be maintained at all times during the term of the Loan and shall be annually tested and/or reviewed by the Bank:

(a)
Maker shall not make any loans or advances to any individual, partnership, corporation, limited liability company, trust or other organization or person, including without limitation, its officers and employees; provided, however, that Maker may make advances to its employees, including its officers, with respect to expenses incurred or to be incurred by such employees in the ordinary course of business which expenses are reimbursable by Maker; and provided further, however, that Maker may extend credit in the ordinary course of business in accordance with customary trade practices.

(b)
On a consolidated basis, Maker shall maintain a minimum Fixed Charge Coverage Ratio of 1.15 to 1.0, reported on a rolling four quarter basis commencing with the quarter ending September 30, 2011.  The “Fixed Charge Coverage Ratio” shall be (a) the sum of Maker’s EBITDA plus rent expense minus distributions and loans and/or advances to any related individual, partnership, corporation, limited liability company, trust or other organization or person to (b) current maturities long term debt plus cash interest expense plus current maturities of capital leases plus rent expense plus cash capital expenditures paid or required to be paid during the applicable period.

(c)
Maker shall maintain at all times a maximum Total Liabilities to Tangible Net Worth ratio of 3.0 to 1.0, reported on a rolling four quarter basis commencing with the quarter ending September 30, 2011, according to GAAP.  The “Total Liabilities” shall mean the sum of all liabilities shown on the Borrower’s balance sheet as of the applicable date of determination, determined in accordance with GAAP including without limitation subordinated debt.  The “Tangible Net Worth” shall mean, as of the date of determination thereof, Total Assets, excluding all intangible assets (as classified in accordance with GAAP), and all obligations owed from affiliates or employees, less Total Liabilities.

(d)	Maker shall maintain at all times a minimum current ratio of 1.25 to 1.0, reported on a rolling four quarter basis commencing with the quarter ending September 30, 2011.

(e)	Maker shall maintain primary deposit accounts with Payee and each payment made on an Interest Payment Date shall be made by automatic debit from such primary deposit accounts.

(f)	Each general liability and property damage insurance policy with respect to the Mortgaged Property shall name Payee as mortgagee and loss payee thereunder.

(g)
Maker shall not make any distributions or apply any of its property or assets to distributions or set apart any sum or asset for the purpose of distributions without the explicit written consent of the Payee, such consent to be exercised in the Payee’s sole discretion; provided, however, if Maker and the Property is in compliance with all covenants and reporting requirements and is not in default under any Loan Documents, Maker shall be permitted to make a distribution to Document Security Systems, Inc. in the amount of any excess of revenues over expenses, based on a budget agreed to between Maker and Payee.

IN WITNESS WHEREOF, the Maker has executed this Note as of the date first indicated above.

PREMIER PACKAGING CORPORATION

By: /s/ Philip Jones
Name: Philip Jones
Title: Secretary & Treasurer